Exhibit 99.1

Macquarie Infrastructure Company LLC Reports First Quarter 2010 Financial Results, 75% Increase in Proportionately Combined Free Cash Flow

  Results for International-Matex Tank Terminals reflects continued strong demand for tankage, 10% increase in average storage rates
  Free cash flow at Atlantic Aviation more than doubles on continued recovery in general aviation jet flight activity, reduced expenses
  Net loss from continuing operations narrows 88% to $5.5 million for the quarter

NEW YORK--(BUSINESS WIRE)--May 5, 2010--Macquarie Infrastructure Company LLC (NYSE: MIC) reported financial results for the first quarter of 2010 including a 75% increase in proportionately combined free cash flow. MIC regards free cash flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. MIC defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital. Proportionately combined free cash flow increased to $36.7 million, or $0.81 per share, from $21.0 million, or $0.47 per share in 2009.

“The performance of our energy-related businesses continues to illustrate the key characteristics of infrastructure – stability and growth in cash generation,” said James Hooke, chief executive officer of Macquarie Infrastructure Company. “The result produced by IMTT during the quarter, in particular, was outstanding.”

“We are very pleased with the continued recovery in general aviation jet activity,” Hooke added. “The result for Atlantic Aviation also reflects the benefits derived from the successful implementation of cost reduction initiatives over the past two years.”

MIC reported a net loss from continuing operations of $5.5 million for the first quarter in 2010 compared with a net loss of $46.4 million in the first quarter of 2009. Infrastructure businesses employ high-value tangible and intangible assets which generate non-cash expenses that reduce GAAP net income. The 2009 net loss included a write-down of goodwill and other intangibles totaling $43.7 million at Atlantic Aviation that did not recur in 2010, as well as larger non-cash losses on derivatives than were generated in 2010.

MIC’s consolidated revenue for the first quarter of 2010 increased 20% compared with 2009 to $201.3 million. The majority of the increase was attributable to fuel sales at Atlantic Aviation and the impact of price increases at The Gas Company. Energy costs, including the cost of jet fuel sold by Atlantic Aviation and feedstock used by The Gas Company, are passed through to customers of MIC’s businesses and recovered in revenue. An analysis of gross profit, or revenue less cost of goods sold, rather than revenue alone removes the volatility associated with fluctuations in energy costs.

The following table, reflecting results of continuing operations for MIC’s businesses for the quarters ended March 31, 2010 and 2009, has been conformed to current period’s presentation reflecting gross profit, EBITDA excluding non-cash items and free cash flow. See the attached tables for a reconciliation of net income attributable to MIC LLC to EBITDA excluding non-cash items and cash from operating activities to free cash flow.

Proportionately combined free cash flow includes the cash generated at MIC’s wholly-owned subsidiaries as well as its 50% interest in the free cash flow generated by IMTT and 50.01% interest in the free cash flow generated by District Energy, all offset by MIC corporate level expenses. Proportionately combined free cash flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required principal payments on indebtedness and other fixed obligations, among other items. Free cash flow, as defined by MIC, should be used as a supplemental measure and not in lieu of financial results reported under GAAP.

	/-----------For the Three Months Ended March 31, 2010-----------/
($ in Thousands) (Unaudited)			District
		The Gas	Energy	Atlantic		Proportionately
	IMTT 50%	Company	50.01% (2)	Aviation	MIC Corporate	Combined (3)

Gross profit	28,113	13,976	1,458	74,899	N/A	118,446
EBITDA excluding non-cash items	24,913	10,764	1,902	30,695	(1,747)	66,527
Free cash flow	16,742	6,628	996	13,376	(1,024)	36,718

	/-----------For the Three Months Ended March 31, 2009 (1)-----------/
		The Gas	District	Atlantic		Proportionately
	IMTT 50%	Company	Energy (2)	Aviation (4)	MIC Corporate	Combined (3)

Gross profit	22,277	13,555	2,705	75,011	N/A	113,548
EBITDA excluding non-cash items	18,978	10,205	3,516	26,194	(3,258)	55,635
Free cash flow	10,958	7,149	1,838	5,506	(4,482)	20,969

Free cash flow variance	52.8%	-7.3%	-45.8%	142.9%	77.2%	75.1%

(1) Reclassified to conform to current period presentation.

(2) Gross profit, EBITDA excluding non-cash items and free cash flow for District Energy for the quarter ended March 31, 2009 are shown at a 100% controlling interest. Had we instead presented these metrics for District Energy for the quarter ended March 31, 2009, free cash flow would have been $919,000, resulting in an increase of 8.4% from 2009 to 2010. This would have resulted in an increase on the basis of our current 50.01% ownership interest of 83.1% in MIC's proportionately combined free cash flow from 2009 to 2010.

(3) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(4) In the first quarter of 2009, Atlantic Aviation recorded $1.2 million of debt advisory fees. The fees and the related tax effect were transferred to MIC Inc. during the third quarter of 2009, and have been excluded above in Atlantic Aviation.

IMTT

MIC has a 50% equity interest in International-Matex Tank Terminals (“IMTT”), the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and has interests in two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils.

Strong demand for tankage, particularly in IMTT’s key New York Harbor and lower Mississippi River markets, helped drive terminal gross profit up by 17% and generate an increase in average storage rental rates of more than 10% year over year. The rental of 16 tanks constructed during the past year at the St. Rose facility on the lower Mississippi River also contributed to the increase.

Environmental response gross profit for the quarter increased to $3.3 million, from a loss of $807,000 in the prior comparable period. IMTT’s Oil Mop subsidiary was involved in an oil spill clean-up effort along the Texas coast in January and February of 2010.

Maintenance and environmental capital expenditures at IMTT totaled $7.8 million during the quarter. The business expects that full-year maintenance and environmental capital expenditures will be approximately $55.0 million.

IMTT is evaluating growth capital projects having an aggregate capital cost in excess of $150.0 million. Free cash flow generated by IMTT, other than $5.0 million distributed to each of its two shareholders, including MIC, in the first quarter of 2010, is being retained to fund growth capital expenditures. IMTT will proceed with these projects if development can be undertaken on economically favorable terms.

Free cash flow generated by IMTT in the first quarter of 2010 increased 53% to $33.5 million from $21.9 million in the first quarter of 2009.

The Gas Company

The Gas Company is the owner and operator of the only regulated (“utility”) gas manufacturing and pipeline distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

Utility contribution margin increased compared with 2009 despite a 4% decline in the volume of gas products sold. Utility contribution margin increased as a result of the interim rate case granted by the Hawaii Public Utility Commission (“HPUC”) in June 2009. Demand declined primarily among commercial customers, given their heightened sensitivity to the slowdown in economic activity compared with residential customers.

In April 2010, the HPUC issued a Final Order on the rate case in which it reduced the previously granted rate increase of $9.5 million by approximately $300,000. The Gas Company will be required to refund customers the approximately $216,000 in “excess” payments collected during the period between the granting of the interim and final orders and booked an adjustment to utility revenue in that amount in the first quarter.

In addition, The Gas Company made corrections to the calculation of the pass through of changes in feedstock costs (Fuel Adjustment Charges) booked during the period between the granting of the interim and final orders. The corrections resulted in an adjustment that increased utility cost of revenue by $623,000 in the first quarter of 2010.

Non-utility contribution margin was flat year over year reflecting a slight uptick in the volume of propane sold, and an offsetting overall increase in the cost of propane. The increase in the cost of propane was a result of The Gas Company importing a larger percentage of gas from foreign sources in 2010 rather than obtaining it from local refiners as it did in 2009. However, the cost of foreign sourced product includes the cost of transporting the gas to and within the Hawaiian Islands. Local refiners supplied The Gas Company with approximately 25% less propane in the first quarter of 2010 than they did in the first quarter of 2009.

The Gas Company generated $6.6 million of free cash flow in the first quarter of 2010. Free cash flow decreased by $521,000 compared with 2009 primarily as a result of increased income taxes.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines in downtown Chicago to high-rise buildings for use in air conditioning and process cooling systems. The business also operates a site-specific operation that supplies both cooling and heating services to three customers in Las Vegas, Nevada. MIC sold a 49.99% (non-controlling) interest in the business in December 2009.

The connection of new customers to the Chicago system in 2009 resulted in an increase in capacity revenue in 2010 compared with 2009. Consumption revenue declined primarily due to a decrease in the recovery of electricity costs resulting from a reduction in the cost of energy inputs. Consumption revenue also decreased as District Energy worked with certain customers to optimize their cooling systems which reduced their ton hours of cooling used.

District Energy generated free cash flow of $2.0 million in the first quarter of 2010. This amount was approximately $154,000, or 8%, more than was generated in the first quarter of 2009.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that primarily provide fuel, terminal services, and aircraft hangar services to owners and operators of private (general aviation) jet aircraft at 68 airports and one heliport in the U.S. The network is the largest of its type in the U.S. air transportation industry.

An overall increase in the level of general aviation jet flight activity resulted in an increase in the volume of fuel sold by Atlantic Aviation. The volume of fuel sold increased 5.2% and was partially offset by a 3.2% decrease in weighted average fuel margin. The decrease in fuel margin was driven by changes in the relative volumes of different customer segments and locations, as well as competition.

Excluding the impact of military-related fuel volume (at two locations) which tends to be volatile and did not re-occur in 2010, fuel volume would have increased by 9% and the weighted average fuel margin would have declined by 5%. The increase in volume was in line with the approximately 11% increase in flight activity levels at the airports on which Atlantic operates. The increase in the volume of fuel sold was also offset by a decrease in gross profit from other services including hangar and service fees. Together, these factors resulted in aggregate gross profit for the first quarter being flat with the first quarter in 2009.

Selling, general and administrative (SG&A) expenses decreased at Atlantic Aviation as a result of ongoing expense reduction initiatives and the absence of a $2.4 million bad debt reserve that was booked in 2009. A year on year reduction in interest expense, resulting from lower debt balances in 2010 compared with 2009, and the lower SG&A expenses offset the flat gross profit and contributed to a more than doubling of free cash flow. Atlantic Aviation generated $13.4 million and $5.5 million of free cash flow in the first quarters of 2010 and 2009, respectively.

Under the terms of its debt agreement, Atlantic Aviation is applying all of its excess cash flow to pre-pay debt principal. The business applied $27.2 million of excess cash flow to pre-pay $24.7 million of term loan principal and incurred $2.5 million of related interest rate swap breakage fees during the first quarter. Assuming no additional performance improvements, the business would expect to pre-pay an additional approximately $28.0 million of debt in 2010.

On May 3, 2010 Atlantic Aviation utilized $3.3 million of excess cash flow to pre-pay $3.0 million of term loan principal and incurred $296,000 of swap breakage fees. Using the EBITDA generated during the twelve months ended March 31, 2010, as adjusted per the terms of the loan agreement, Atlantic Aviation’s debt to EBITDA ratio decreased to approximately 7.4x.

Effective April 4, 2010, Atlantic Aviation sold its lease and ceased operations at the general aviation airport in Kissimmee, Florida with no residual obligations. The Kissimmee FBO did not make a positive contribution to the EBITDA of Atlantic Aviation in 2009.

On April 28, 2010, Atlantic Aviation entered into a 30-year lease agreement, including a five year extension, and an agreement to construct a new fixed base operation, at Will Rogers World Airport in Oklahoma City, Oklahoma. Atlantic Aviation has received a commitment letter from an unrelated third party lender to provide approximately $3.6 million of term loan funding against a total anticipated project cost of $6.6 million. MIC will provide the remaining $3.0 million of equity funding. The FBO is expected to be operational in February 2011 and to generate an incremental $1.6 million of EBITDA (average over five years) annually.

Use of Non-GAAP Measures

MIC has reported EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciled each to the corresponding financial statements. EBITDA excluding non-cash items is a metric relied upon by management in evaluating the performance of its businesses and investment. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, derivative gains and losses and adjustments for other non-cash items reflected in the statement of operations. MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, and their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports free cash flow, as defined below, as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP. MIC believes that reporting free cash flow will provide investors with additional insight into its ability to deploy cash in the future, as GAAP metrics such as net income and cash from operating activities do not reflect all of the items that management considers in estimating the amount of cash generated by its operating entities.

MIC defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital. Working capital movements are excluded on the basis that these are largely timing differences in payables and receivables, and are therefore not reflective of MIC’s ability to generate cash.

MIC notes that free cash flow does not fully reflect its ability to freely deploy generated cash, as it does not reflect required principal payments on indebtedness, payments of dividends and other fixed obligations, among other items excluded when calculating free cash flow. Free cash flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Free cash flow, as defined by MIC, should be used as a supplemental measure and not in lieu of financial results reported under GAAP.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, May 6, 2010 to review the Company’s first quarter 2010 results.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic.

Materials: The Company will prepare printable materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of May 6, 2010 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on May 6 through May 20 at +1(706) 645-9291, Passcode: 72055265. An online archive of the webcast will be available on the Company’s website for one year following the call.

MIC filed its financial report for the first quarter of 2010 on SEC Form 10-Q after the close of the financial markets on May 5, 2010.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of three energy-related businesses including a gas production and distribution business in Hawaii, The Gas Company, and a controlling interest in a District Energy business in Chicago, and a 50% indirect interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

Forward-Looking Statements

This filing contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Share Data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,277	$27,455
Accounts receivable, less allowance for doubtful accounts
of $1,591 and $1,629, respectively	45,383	47,256
Inventories	15,081	14,305
Prepaid expenses	7,360	6,688
Deferred income taxes	21,300	23,323
Other	8,541	10,839
Assets of discontinued operations held for sale	88,788	86,695
Total current assets	215,730	216,561
Property, equipment, land and leasehold improvements, net	574,884	580,087
Restricted cash	13,780	16,016
Equipment lease receivables	35,402	33,266
Investment in unconsolidated business	208,084	207,491
Goodwill	516,182	516,182
Intangible assets, net	742,410	751,081
Deferred financing costs, net of accumulated amortization	14,174	17,088
Other	1,608	1,449
Total assets	$2,322,254	$2,339,221

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$2,279	$1,977
Accounts payable	45,746	44,575
Accrued expenses	17,945	17,432
Current portion of notes payable and capital leases	232	235
Current portion of long-term debt	50,233	45,900
Fair value of derivative instruments	44,560	49,573
Customer deposits	4,283	5,617
Other	9,130	9,338
Liabilities of discontinued operations held for sale	225,782	220,549
Total current liabilities	400,190	395,196
Notes payable and capital leases, net of current portion	1,438	1,498
Long-term debt, net of current portion	1,137,311	1,166,379
Deferred income taxes	108,767	107,840
Fair value of derivative instruments	61,125	54,794
Other	40,396	38,746
Total liabilities	1,749,227	1,764,453
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 45,431,868
LLC interests issued and outstanding at March 31, 2010 and
45,292,913 LLC interests issued and outstanding at December 31, 2009	961,791	959,897
Additional paid in capital	21,763	21,956
Accumulated other comprehensive loss	(37,884)	(43,232)
Accumulated deficit	(368,460)	(360,095)
Total members’ equity	577,210	578,526
Noncontrolling interests	(4,183)	(3,758)
Total equity	573,027	574,768
Total liabilities and equity	$2,322,254	$2,339,221

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009 (1)

Revenue
Revenue from product sales	$120,018	$89,192
Revenue from product sales - utility	26,835	20,167
Service revenue	53,206	56,945
Financing and equipment lease income	1,245	1,192

Total revenue	201,304	167,496

Costs and expenses
Cost of product sales	77,054	49,766
Cost of product sales - utility	21,313	15,387
Cost of services	11,145	11,071
Selling, general and administrative	50,734	56,143
Fees to manager - related party	2,189	462
Goodwill impairment	-	18,000
Depreciation	7,722	13,150
Amortization of intangibles	8,671	30,265
Total operating expenses	178,828	194,244

Operating income (loss)	22,476	(26,748)
Other income (expense)
Interest income	16	67
Interest expense (2)	(34,687)	(33,566)
Equity in earnings and amortization charges
of investees	5,593	5,449
Loss on derivative instruments	-	(25,238)
Other income, net	48	1,036
Net loss from continuing operations before
income taxes	(6,554)	(79,000)
Benefit for income taxes	1,089	32,565
Net loss from continuing operations	$(5,465)	$(46,435)
Net loss from discontinued operations, net of taxes	(4,013)	(6,424)
Net loss	$(9,478)	$(52,859)
Less: net (loss) income attributable to noncontrolling interests	(1,113)	167
Net loss attributable to MIC LLC	$(8,365)	$(53,026)

Basic and diluted loss per share from continuing operations	$(0.10)	$(1.04)
attributable to MIC LLC interest holders

Basic and diluted loss per share from discontinued operations	(0.08)	(0.14)
attributable to MIC LLC interest holders

Basic and diluted loss per share attributable to MIC LLC
interest holders:	$(0.18)	$(1.18)

Weighted average number of shares
outstanding: basic and diluted	45,294,457	44,948,694

(1) Reclassified to conform to current period presentation.

(2) Interest expense includes non-cash loss on derivative instruments of $11.1 million and $7.0 million for the quarters ended March 31, 2010 and 2009, respectively. These items are recorded in interest expense from the dates that hedge accounting was discontinued.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Quarter Ended	Quarter Ended
	March 31, 2010	March 31, 2009 (1)

Operating activities
Net loss	$(9,478)	$(52,859)
Adjustments to reconcile net loss to net cash provided by operating activities from continuing operations:
Net loss from discontinued operations before noncontrolling interests	4,013	6,424
Non-cash goodwill impairment	-	18,000
Depreciation and amortization of property and equipment	9,357	14,613
Amortization of intangible assets	8,671	30,265
Equity in earnings and amortization charges of investees	(5,593)	(5,449)
Equity distributions from investees	5,000	5,449
Amortization of debt financing costs	2,914	1,167
Non-cash derivative loss	11,126	32,225
Base management fees settled/to be settled in LLC interests	2,189	-
Equipment lease receivable, net	712	766
Deferred rent	72	44
Deferred taxes	(1,967)	(33,090)
Other non-cash expenses, net	703	(553)
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	50	-
Accounts receivable	504	6,606
Inventories	(776)	453
Prepaid expenses and other current assets	1,927	3,212
Due to manager - related party	7	(2,950)
Accounts payable and accrued expenses	1,759	(5,494)
Income taxes payable	11	633
Other, net	(395)	(1,351)
Net cash provided by operating activities from continuing operations	30,806	18,111

Investing activities
Purchases of property and equipment	(4,013)	(6,729)
Investment in capital leased assets	(2,400)	-
Return of investment in unconsolidated business	-	1,551
Other	6	(40)
Net cash used in investing activities from continuing operations	(6,407)	(5,218)

Financing activities
Net proceeds on line of credit facilities	-	400
Contributions received from noncontrolling interests	300	-
Distributions paid to noncontrolling interests	(342)	(148)
Payment of long-term debt	(24,736)	(44,621)
Change in restricted cash	2,236	(29)
Payment of notes and capital lease obligations	(33)	(52)
Net cash used in financing activities from continuing operations	(22,575)	(44,450)

Net change in cash and cash equivalents from continuing operations	1,824	(31,557)

Cash flows provided by (used in) discontinued operations:
Net cash provided by (used in) operating activities	3,343	(1,252)
Net cash used in investing activities	(106)	(203)
Net cash (used in) provided by financing activities	(151)	2,121
Cash provided by discontinued operations (2)	3,086	666
Change in cash of discontinued operations held for sale (2)	(3,088)	(699)

Net change in cash and cash equivalents	1,822	(31,590)
Cash and cash equivalents, beginning of period	27,455	66,054

Cash and cash equivalents, end of period- continuing operations	$29,277	$34,464

Supplemental disclosures of cash flow information for continuing operations:
Non-cash investing and financing activities:

Accrued purchases of property and equipment	$1,172	$808

Issuance of LLC interests to manager for base management fees	$1,894	$-

Taxes paid	$808	$3

Interest paid	$20,628	$25,837
(1) Reclassified to conform to current period presentation.

(2) Cash of discontinued operations held for sale is reported in assets of discontinued operations held for sale in the accompanying consolidated condensed balance sheets. The cash used in discontinued operations is different than the change in cash of discontinued operations held for sale due to intercompany transactions that are eliminated in consolidation.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter ended March 31,		Change (from 2009 to 2010) Favorable/(Unfavorable)
	2010	2009 (1)	$	%
	($ in Thousands)

Revenue
Revenue from product sales	$120,018	$89,192	30,826	34.6
Revenue from product sales - utility	26,835	20,167	6,668	33.1
Service revenue	53,206	56,945	(3,739)	(6.6)
Financing and equipment lease income	1,245	1,192	53	4.4
Total revenue	201,304	167,496	33,808	20.2

Costs and expenses
Cost of product sales	77,054	49,766	(27,288)	(54.8)
Cost of product sales - utility	21,313	15,387	(5,926)	(38.5)
Cost of services	11,145	11,071	(74)	(0.7)
Gross profit	91,792	91,272	520	0.6

Selling, general and administrative	50,734	56,143	5,409	9.6
Fees to manager - related party	2,189	462	(1,727)	NM
Goodwill impairment	-	18,000	18,000	NM
Depreciation	7,722	13,150	5,428	41.3
Amortization of intangibles	8,671	30,265	21,594	71.3

Total operating expenses	69,316	118,020	48,704	41.3

Operating income (loss)	22,476	(26,748)	49,224	184.0

Other income (expense)
Interest income	16	67	(51)	(76.1)
Interest expense (2)	(34,687)	(33,566)	(1,121)	(3.3)
Equity in earnings and amortization
charges of investees	5,593	5,449	144	2.6
Loss on derivative instruments	-	(25,238)	25,238	NM
Other income, net	48	1,036	(988)	(95.4)

Net loss from continuing operations before income taxes	(6,554)	(79,000)	72,446	91.7
Benefit for income taxes	1,089	32,565	(31,476)	(96.7)

Net loss from continuing operations	$(5,465)	$(46,435)	40,970	88.2
Net loss from discontinued operations, net of taxes	(4,013)	(6,424)	2,411	37.5
Net loss	$(9,478)	$(52,859)	43,381	82.1
Less: net (loss) income attributable to noncontrolling interests	(1,113)	167	1,280	NM
Net loss attributable to MIC LLC	$(8,365)	$(53,026)	44,661	84.2

NM - Not meaningful

(1) Reclassified to conform to current period presentation.

(2) Interest expense includes non-cash loss on derivative instruments of $11.1 million and $7.0 million for the quarters ended March 31, 2010 and 2009, respectively. These items are recorded in interest expense from the dates that hedge accounting was discontinued.

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF NET LOSS TO EBITDA EXCLUDING NON-CASH ITEMS AND
EBITDA EXCLUDING NON-CASH ITEMS TO FREE CASH FLOW
(Unaudited)
($ In Thousands)

	Quarter ended March 31,		Change (from 2009 to 2010) Favorable/(Unfavorable)
	2010	2009 (1)	$	%
	($ in Thousands)

Net loss attributable to MIC LLC from continuing operations (2)	$(4,518)	$(46,602)
Interest expense, net (3)	34,671	33,499
Benefit for income taxes	(1,089)	(32,565)
Depreciation (4)	7,722	13,150
Depreciation - cost of services (4)	1,635	1,463
Amortization of intangibles (5)	8,671	30,265
Goodwill impairment	-	18,000
Loss on derivative instruments	-	25,238
Equity in earnings and amortization
charges of investees (6)	(593)	-
Base management fees settled/to be settled in LLC interests	2,189	-
Other non-cash income	(172)	(342)
EBITDA excluding non-cash items from continuing operations	$48,516	$42,106	6,410	15.2

EBITDA excluding non-cash items from continuing operations	$48,516	$42,106
Interest expense, net (3)	(34,671)	(33,499)
Non-cash derivative losses recorded in interest expense (3)	11,126	6,987
Amortization of debt financing costs	2,914	1,167
Equipment lease receivables, net	712	766
Benefit for income taxes, net of changes in deferred taxes	(878)	(525)
Changes in working capital	3,087	1,109
Cash provided by operating activities	30,806	18,111
Changes in working capital	(3,087)	(1,109)
Maintenance capital expenditures	(1,747)	(1,542)
Free cash flow from continuing operations	$25,972	$15,460	10,512	68.0

(1) Reclassified to conform to current period presentation.

(2) Net loss attributable to MIC LLC from continuing operations excludes net loss attributable to noncontrolling interests of $947,000 and net income attributable to noncontrolling interests of $167,000 for the quarters ended March 31, 2010 and 2009, respectively.

(3) Interest expense includes non-cash loss on derivative instruments of $11.1 million and $7.0 million for the quarters ended March 31, 2010 and 2009, respectively. These items are recorded in interest expense from the dates that hedge accounting was discontinued.

(4) Depreciation - cost of services includes depreciation expense for District Energy which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition-related step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated condensed statements of operations.

(5) Amortization of intangibles does not include acquisition-related step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated condensed statements of operations.

(6) Equity in earnings and amortization charges of investees in the above table includes our 50% share of IMTT's earnings offset by distributions we received only up to our share of the earnings recorded.

IMTT
	Quarter Ended March 31,
	2010	2009 (1)	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenue
Terminal revenue	95,554	83,810	11,744	14.0
Environmental response revenue	11,484	2,993	8,491	NM
Total revenue	107,038	86,803	20,235	23.3

Costs and expenses
Terminal operating costs	42,612	38,449	(4,163)	(10.8)
Environmental response operating costs	8,200	3,800	(4,400)	(115.8)
Total operating costs	50,812	42,249	(8,563)	(20.3)

Terminal gross profit	52,942	45,361	7,581	16.7
Environmental response gross profit	3,284	(807)	4,091	NM
Gross profit	56,226	44,554	11,672	26.2

General and administrative expenses	7,266	5,984	(1,282)	(21.4)
Depreciation and amortization	14,618	12,824	(1,794)	(14.0)
Operating income	34,342	25,746	8,596	33.4

Interest expense, net (2)	(12,125)	(7,061)	(5,064)	(71.7)
Other income	781	(158)	939	NM
Unrealized gains on derivative instruments	-	3,306	(3,306)	NM
Provision for income taxes	(9,606)	(8,939)	(667)	(7.5)
Noncontrolling interests	(149)	369	(518)	(140.4)
Net income	13,243	13,263	(20)	(0.2)

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	13,243	13,263
Interest expense, net (2)	12,125	7,061
Provision for income taxes	9,606	8,939
Depreciation and amortization	14,618	12,824
Unrealized gains on derivative instruments	-	(3,306)
Other non-cash expenses (income)	233	(826)
EBITDA excluding non-cash items	49,825	37,955	11,870	31.3

EBITDA excluding non-cash items	49,825	37,955
Interest expense, net (2)	(12,125)	(7,061)
Non-cash derivative losses recorded in interest expense (2)	4,673	-
Amortization of debt financing costs	172	118
Provision for income taxes, net of changes in deferred taxes	(1,267)	(757)
Changes in working capital	(3,234)	(1,602)
Cash provided by operating activities	38,044	28,653
Changes in working capital	3,234	1,602
Maintenance capital expenditures	(7,795)	(8,339)
Free cash flow	33,483	21,916	11,567	52.8
NM - Not meaningful

(1) Reclassified to conform to current period presentation.

(2) Interest expense includes non-cash loss on derivative instruments of $4.7 million for the quarter ended March 31, 2010, which is included in interest expense from the date that hedge accounting was discontinued.

THE GAS COMPANY
	Quarter Ended March 31,
	2010	2009 (1)	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - utility	26,835	20,167	6,668	33.1
Cost of revenue - utility	17,872	12,285	(5,587)	(45.5)
Contribution margin - utility	8,963	7,882	1,081	13.7

Revenue - non-utility	25,310	21,075	4,235	20.1
Cost of revenue - non-utility	13,756	9,486	(4,270)	(45.0)
Contribution margin - non-utility	11,554	11,589	(35)	(0.3)

Total contribution margin	20,517	19,471	1,046	5.4

Production	1,680	1,447	(233)	(16.1)
Transmission and distribution	4,861	4,469	(392)	(8.8)
Gross profit	13,976	13,555	421	3.1

Selling, general and administrative expenses	3,761	3,822	61	1.6
Depreciation and amortization	1,718	1,690	(28)	(1.7)
Operating income	8,497	8,043	454	5.6

Interest expense, net (2)	(4,807)	(2,617)	(2,190)	(83.7)
Other income	15	21	(6)	(28.6)
Unrealized losses on derivative instruments	-	(327)	327	NM
Provision for income taxes	(1,451)	(2,005)	554	27.6
Net income (3)	2,254	3,115	(861)	(27.6)

Reconciliation of net income to EBITDA excluding non-cash items:
Net income (3)	2,254	3,115
Interest expense, net (2)	4,807	2,617
Provision for income taxes	1,451	2,005
Depreciation and amortization	1,718	1,690
Unrealized losses on derivative instruments	-	327
Other non-cash expenses	534	451
EBITDA excluding non-cash items	10,764	10,205	559	5.5

EBITDA excluding non-cash items	10,764	10,205
Interest expense, net (2)	(4,807)	(2,617)
Non-cash derivative losses recorded in interest expense (2)	2,591	323
Amortization of debt financing costs	120	120
Provision for income taxes, net of changes in deferred taxes	(1,484)	(284)
Changes in working capital	399	(1,513)
Cash provided by operating activities	7,583	6,234
Changes in working capital	(399)	1,513
Maintenance capital expenditures	(556)	(598)
Free cash flow	6,628	7,149	(521)	(7.3)

NM - Not meaningful

(1) Reclassified to conform to current period presentation. In the first quarter of 2010, payroll taxes and certain employee welfare and benefit costs that were previously recorded in selling, general and administrative costs were reclassified to production, transmission and distribution and other income where the costs were incurred. Accordingly, 2009 was restated to reflect this change.

(2) Interest expense includes non-cash loss on derivative instruments of $2.6 million and $323,000 for the quarters ended March 31, 2010 and 2009, respectively, which are included in interest expense from the date that hedge accounting was discontinued.

(3) Corporate allocation expense, other intercompany fees and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

DISTRICT ENERGY
	Quarter Ended March 31,
	2010	2009 (1)	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,238	4,897	341	7.0
Cooling consumption revenue	1,763	2,228	(465)	(20.9)
Other revenue	864	756	108	14.3
Finance lease revenue	1,245	1,192	53	4.4
Total revenue	9,110	9,073	37	0.4
Direct expenses — electricity	1,323	1,604	281	17.5
Direct expenses — other (2)	4,871	4,764	(107)	(2.2)
Direct expenses — total	6,194	6,368	174	2.7
Gross profit	2,916	2,705	211	7.8
Selling, general and administrative expenses	758	638	(120)	(18.8)
Amortization of intangibles	337	337	-	-
Operating income	1,821	1,730	91	5.3
Interest expense, net (3)	(6,028)	(2,955)	(3,073)	(104.0)
Other income	50	49	1	2.0
Unrealized losses on derivative instruments	-	(1,378)	1,378	NM
Benefit for income taxes	1,720	1,075	645	60.0
Noncontrolling interests	(194)	(167)	(27)	(16.2)
Net loss (4)	(2,631)	(1,646)	(985)	(59.8)

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss (4)	(2,631)	(1,646)
Interest expense, net (3)	6,028	2,955
Benefit for income taxes	(1,720)	(1,075)
Depreciation (2)	1,635	1,463
Amortization of intangibles	337	337
Unrealized losses on derivative instruments	-	1,378
Other non-cash expenses	155	104
EBITDA excluding non-cash items	3,804	3,516	288	8.2

EBITDA excluding non-cash items	3,804	3,516
Interest expense, net (3)	(6,028)	(2,955)
Non-cash derivative losses recorded in interest expense (3)	3,498	391
Amortization of debt financing costs	170	170
Equipment lease receivable, net	712	766
Changes in working capital	(770)	(47)
Cash provided by operating activities	1,386	1,841
Changes in working capital	770	47
Maintenance capital expenditures	(164)	(50)
Free cash flow	1,992	1,838	154	8.4

NM - Not meaningful

(1) Reclassified to conform to current period presentation.

(2) Includes depreciation expense of $1.6 million and $1.5 million for the quarters ended March 31, 2010 and 2009, respectively.

(3) Interest expense includes non-cash loss on derivative instruments of $3.5 million and $391,000 for the quarters ended March 31, 2010 and 2009, respectively, which are included in interest expense from the date that hedge accounting was discontinued.

(4) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

ATLANTIC AVIATION
	Quarter Ended March 31,
	2010	2009 (1)	Change Favorable/ (Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenue
Fuel revenue	94,708	68,117	26,591	39.0
Non-fuel revenue	45,341	49,064	(3,723)	(7.6)
Total revenue	140,049	117,181	22,868	19.5

Cost of revenue
Cost of revenue-fuel	60,198	37,467	(22,731)	(60.7)
Cost of revenue-non-fuel	4,952	4,703	(249)	(5.3)
Total cost of revenue	65,150	42,170	(22,980)	(54.5)

Fuel gross profit	34,510	30,650	3,860	12.6
Non-fuel gross profit	40,389	44,361	(3,972)	(9.0)
Gross profit	74,899	75,011	(112)	(0.1)

Selling, general and administrative expenses (2)	44,235	48,752	4,517	9.3
Goodwill impairment	-	18,000	18,000	NM
Depreciation and amortization	14,338	41,388	27,050	65.4
Operating income (loss)	16,326	(33,129)	49,455	149.3

Interest expense, net (3)	(23,599)	(26,504)	2,905	11.0
Other expense	(16)	(128)	112	87.5
Unrealized losses on derivative instruments	-	(23,331)	23,331	NM
Benefit for income taxes	2,937	33,486	(30,549)	(91.2)
Net loss (4)	(4,352)	(49,606)	45,254	91.2

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss (4)	(4,352)	(49,606)
Interest expense, net (3)	23,599	26,504
Benefit for income taxes	(2,937)	(33,486)
Depreciation and amortization	14,338	41,388
Goodwill impairment	-	18,000
Unrealized losses on derivative instruments	-	23,331
Other non-cash expenses	47	63
EBITDA excluding non-cash items	30,695	26,194	4,501	17.2

EBITDA excluding non-cash items	30,695	26,194
Interest expense, net (3)	(23,599)	(26,504)
Non-cash derivative losses recorded in interest expense (3)	5,030	6,273
Amortization of debt financing costs	2,420	673
Benefit for income taxes, net of changes in deferred taxes	(143)	(236)
Changes in working capital	7,386	6,479
Cash provided by operating activities	21,789	12,879
Changes in working capital	(7,386)	(6,479)
Maintenance capital expenditures	(1,027)	(894)
Free cash flow	13,376	5,506	7,870	142.9

NM - Not meaningful

(1) Reclassified to conform to current period presentation.

(2) Includes a $2.4 million increase in the bad debt reserve in the first quarter of 2009 due to the deterioration of accounts receivable aging. In the first quarter of 2009, Atlantic Aviation recorded $1.2 million of debt advisory fees. These fees were transferred to MIC Inc. during the third quarter of 2009, and have been excluded above.

(3) Interest expense includes non-cash loss on derivative instruments of $5.0 million and $6.3 million for the quarters ended March 31, 2010 and 2009, respectively, which are included in interest expense from the date that hedge accounting was discontinued.

(4) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF NET INCOME TO EBITDA EXCLUDING NON-CASH ITEMS AND
EBITDA EXCLUDING NON-CASH ITEMS TO FREE CASH FLOW
(Unaudited)
($ In Thousands)

	/------------For the Three Months Ended March 31, 2010------------/
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy 50.01% (2)	Atlantic Aviation	MIC Corporate	Proportionately Combined (3)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC from continuing operations	6,622	2,254	(1,316)	(4,352)	(5,382)	(2,174)	13,243	(2,631)
Interest expense, net	6,063	4,807	3,015	23,599	237	37,720	12,125	6,028
Provision (benefit) for income taxes	4,803	1,451	(860)	(2,937)	2,117	4,574	9,606	(1,720)
Depreciation	7,090	1,512	818	6,210	-	15,630	14,180	1,635
Amortization of intangibles	219	206	169	8,128	-	8,722	438	337
Base management fee to be paid in LLC interests	-	-	-	-	2,189	2,189	-	-
Other non-cash expense (income)	117	534	78	47	(908)	(133)	233	155
EBITDA excluding non-cash items	24,913	10,764	1,902	30,695	(1,747)	66,527	49,825	3,804

EBITDA excluding non-cash items	24,913	10,764	1,902	30,695	(1,747)	66,527	49,825	3,804
Interest expense, net	(6,063)	(4,807)	(3,015)	(23,599)	(237)	(37,720)	(12,125)	(6,028)
Non-cash derivative losses recorded in interest expense	2,337	2,591	1,749	5,030	7	11,714	4,673	3,498
Amortization of deferred finance charges	86	120	85	2,420	204	2,915	172	170
Equipment lease receivables, net	-	-	356	-	-	356	-	712
Provision / benefit for income taxes, net of changes in deferred taxes	(634)	(1,484)	-	(143)	749	(1,512)	(1,267)	-
Changes in working capital	(1,617)	399	(385)	7,386	(3,928)	1,855	(3,234)	(770)
Cash provided by (used in) operating activities	19,022	7,583	693	21,789	(4,952)	44,135	38,044	1,386
Changes in working capital	1,617	(399)	385	(7,386)	3,928	(1,855)	3,234	770
Maintenance capital expenditures	(3,898)	(556)	(82)	(1,027)	-	(5,563)	(7,795)	(164)

Free cash flow	16,742	6,628	996	13,376	(1,024)	36,718	33,483	1,992

	/--------------For the Three Months Ended March 31, 2009 (1)--------------/
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy (2)	Atlantic Aviation (4)	MIC Corporate (4)	Proportionately Combined (3)	IMTT 100%

Net income (loss) attributable to MIC LLC from continuing operations	6,632	3,115	(1,646)	(49,606)	(3,914)	(45,420)	13,263
Interest expense, net	3,531	2,617	2,955	26,504	1,423	37,030	7,061
Provision (benefit) for income taxes	4,470	2,005	(1,075)	(33,486)	(9)	(28,096)	8,939
Depreciation	6,215	1,476	1,463	11,674	-	20,828	12,429
Amortization of intangibles	198	214	337	29,714	-	30,463	395
Goodwill impairment	-	-	-	18,000	-	18,000	-
(Gain) loss on derivative instruments	(1,653)	327	1,378	23,331	202	23,585	(3,306)
Other non-cash (income) expense	(413)	451	104	63	(960)	(755)	(826)
EBITDA excluding non-cash items	18,978	10,205	3,516	26,194	(3,258)	55,635	37,955

EBITDA excluding non-cash items	18,978	10,205	3,516	26,194	(3,258)	55,635	37,955
Interest expense, net	(3,531)	(2,617)	(2,955)	(26,504)	(1,423)	(37,030)	(7,061)
Non-cash derivative losses recorded in interest expense	-	323	391	6,273	-	6,987	-
Amortization of deferred finance charges	59	120	170	673	204	1,226	118
Equipment lease receivables, net	-	-	766	-	-	766	-
Provision (benefit) for income taxes, net of changes in deferred taxes	(379)	(284)	-	(236)	(5)	(904)	(757)
Changes in working capital	(801)	(1,513)	(47)	6,479	(3,810)	308	(1,602)
Cash provided by (used in) operating activities	14,327	6,234	1,841	12,879	(8,292)	26,989	28,653
Changes in working capital	801	1,513	47	(6,479)	3,810	(308)	1,602
Maintenance capital expenditures	(4,170)	(598)	(50)	(894)	-	(5,712)	(8,339)

Free cash flow	10,958	7,149	1,838	5,506	(4,482)	20,969	21,916

(1) Reclassified to conform to current period presentation.

(2) Gross profit, EBITDA excluding non-cash items and free cash flow for District Energy for the quarter ended March 31, 2009 are shown at a 100% controlling interest. Had we instead presented these metrics for District Energy for the quarter ended March 31, 2009, free cash flow would have been $919,000, resulting in an increase of 8.4% from 2009 to 2010. This would have resulted in an increase on the basis of our current 50.01% ownership interest of 83.1% in MIC's proportionately combined free cash flow from 2009 to 2010.

(3) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

(4) In the first quarter of 2009, Atlantic Aviation recorded $1.2 million of debt advisory fees. The fees and the related tax effect were transferred to MIC Inc. during the third quarter of 2009, and have been excluded above in Atlantic Aviation.

CONTACT:
Macquarie Infrastructure Company LLC
Investor Relations
Jay A. Davis, 212-231-1825
jay.davis@macquarie.com
or
Paula Chirhart, 212-231-1310
Media Relations
paula.chirhart@macquarie.com